UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 21, 2015

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1271 Avenue of the Americas

New York, NY 10020

(Address of Principal Executive Offices) (Zip Code)

(212) 522-1212

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 21, 2015, the Board of Directors of Time Inc. (the “Company”) approved an amendment to the Company’s Amended and Restated By-Laws, effective immediately, to delete the following provision from Article III, Section 2 thereof:

“No person shall qualify for service as a director of the Corporation if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as director (but not, for the avoidance of doubt, in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a director) shall not be disqualifying under this Section 2; and provided, further, that agreements, arrangements, understandings, compensation or other payments in connection with candidacy or service as a director of the Corporation shall not be disqualifying under this Section 2 if the Board in its discretion makes an affirmative determination that the director satisfies applicable regulatory and stock exchange listing requirements to be an independent director of the Corporation and that the director is free of any other relationship (with the Company (as hereinafter defined in this Section 2) or any stockholder or otherwise) that would interfere with the exercise of independent judgment by such director.”

A copy of the Company’s Amended and Restated By-Laws reflecting such amendment is attached hereto as Exhibit 3.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

3.1	Amended and Restated By-Laws of Time Inc., effective May 21, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC. (Registrant)

By:	/s/ Lawrence A. Jacobs
Lawrence A. Jacobs Executive Vice President, General Counsel and Corporate Secretary

Date: May 21, 2015